UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 8, 2004

(Date of Report)

POZEN Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31719	62-1657552
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

(Address of principal executive offices) (Zip Code)

(919) 913-1030

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 8, 2004, POZEN Inc. (the “Company”) entered into an executive employment agreement with Dr. Marshall E. Reese defining the terms of his employment with the Company as its Executive Vice President, Product Development. The initial term of Dr. Reese’s employment agreement is one year, commencing October 18, 2004, with automatic one-year renewals unless either party gives written notice of nonrenewal at least ninety days prior to the end of the term. Dr. Reese’s annual base salary is $290,000, which is subject to performance and merit-based increases. Dr. Reese is eligible to receive an annual bonus of up to 40% of his base salary, based on performance and the achievement of identified objectives. Dr. Reese is also entitled to participate in the benefit programs generally available to Company employees.

If Dr. Reese’s employment is terminated by the Company without cause, or by Dr. Reese for good reason, which is defined as (i) the relocation by more than 50 miles of the office from which Dr. Reese performs his principal duties, the substantial reduction of Dr. Reese’s duties and responsibilities, the material breach by the Company of the agreement (unless, in each such case, such event is corrected within 30 days after notice), or (ii) the election by Dr. Reese within 60 days following a change of control of the Company to terminate his employment as a result of the change of control, the agreement provides for payment of a severance benefit equivalent to one year’s annual base salary plus the average of Dr. Reese’s annual bonus awarded over the prior two years and the continuation of Dr. Reese’s employee benefits (or the cash equivalent thereof) for the shorter of one year or until he obtains comparable coverage from another employer. The agreement provides for the payment to Dr. Reese of additional amounts to cover tax liabilities to Dr. Reese in the event that any payments received by Dr. Reese in connection with a change of control are determined to constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

For purposes of the agreement, a change of control occurs upon (i) the acquisition of more than 50% of the voting power of the Company’s total outstanding securities (other than in a transaction in which the Company becomes a subsidiary of another corporation and the Company’s stockholders continue to hold more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors); (ii) the consummation of a merger or consolidation with another corporation in which the Company’s stockholders immediately before the transaction will not continue to hold, after the transaction, more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors; (iii) a sale or other disposition of all or substantially all of the Company’s assets; or (iv) a liquidation or dissolution of the Company.

As provided in the agreement, in connection with his employment by the Company, Dr. Reese executed the Company’s standard employee confidentiality and inventions agreement. In connection with his employment, Dr. Reese was also granted a stock option entitling him to purchase 100,000 shares of common stock. The option, which vests annually over four years subject to Dr. Reese’s continued employment, has an exercise price equal to the fair market value on October 18, 2004, the date of grant. The option was granted under the Company’s Equity Compensation Plan, as amended and restated, and pursuant to the standard terms of options granted to employees under the Equity Compensation Plan.

A copy of Dr. Reese’s employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Exhibits

10.1	Executive Employment Agreement dated November 8, 2004 between the Company and Marshall E. Reese.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
William L. Hodges
Senior Vice President and Chief Financial Officer

Date: November 12, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement dated November 8, 2004 between the Company and Marshall E. Reese.